Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - April 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	17.68%
Less: Coupon	0.58%
Servicing Fee	1.50%
Net Credit Losses	6.11%
Excess Spread:
April-11	9.49%
March-11	10.19%
February-11	10.23%
Three Month Average Excess Spread	9.97%
Delinquency:
30 to 59 Days	0.76%
60 to 89 Days	0.66%
90+ Days	1.53%
Total	2.95%
Principal Payment Rate	20.53%